Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

On June 8, 2023, Strawberry Fields REIT Inc (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), with WC-Castleton LLC, WC-Chesterfield LLC, WC-Columbia City LLC, WC-Dunkirk LLC, WC-Fort Wayne LLC, WC-Hartford City LLC, WC-Hobart LLC, WC-Huntington LLC, WC-Lagrange LLC, WC-Middletown LLC, WC-Peru LLC, WC-Rockport LLC, WC-Rushville LLC, WC-Sullivan LLC, WC-Syracuse LLC, WC-Tipton LLC, WC-Wabash LLC and WC-Wakarusa LLC (collectively, the “Sellers”) with respect to the purchase of 24 healthcare facilities located in Indiana (the “Facilities”). The Sellers are not affiliates of the Company. The Company will assign the right to acquire the Facilities to newly organized indirect subsidiaries of the Strawberry Fields Realty, LP, the Company’s operating partnership.

The purchase price for the Facilities is $102.0 million, payable at the closing. The Company has made a deposit of $4.0 million under the Purchase Agreement, which will be applied to pay a portion of the purchase price at the closing. The Company plans to pay the balance of the purchase price utilizing funds provided by a third-party lender and the Company’s current working capital.

Under the Purchase Agreement, the Company will also make a loan of approximately $6.5 million to the Sellers, which will be due and payable within 60 days of the closing.

The Facilities are currently leased under an initial seven-year master lease agreement to a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, (i) the tenants are paying annual first year rent of $9.5 million, on a triple net basis (ii) the tenants have three options to extend the lease. The first option is for three years, the two remaining options are for five years each, and (iii) the tenants have an option to buy the properties after six years for $127 million. The material terms of the master lease will not be modified as a result of the purchase of the Facilities. The tenants operate the Facilities as skilled nursing and assisted living facilities.

The 24 Facilities are comprised of nineteen skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed.

The material terms of the Purchase Agreement include: (i) a deposit of $4.0 million made at the signing of the Purchase Agreement, which is non-refundable except as otherwise specifically provided in the Purchase Agreement; (ii) as a condition precedent to Sellers’ obligation to close, the Company’s performance of and satisfaction of covenants and representations and warranties as detailed in the Purchase Agreement; (iii) as the Company’s sole and exclusive remedy in the event of Sellers’ material breach of failure to perform any of its covenants under the Purchase Agreement, the Company’s right to either file an action for specific performance of Sellers’ obligation to perform under the Purchase Agreement or to declare the Purchase Agreement terminated and have the deposit returned to the Company, as liquidated damages; (iv) as Sellers’ sole and exclusive remedy in the event of the Company’s material breach or failure to perform any of its covenants under the Purchase Agreement, Sellers’ right to terminate the Purchase Agreement in its entirety and retain the deposit as liquidated damages; and (v) the Company’s agreement that the Facilities are being purchased “as-is”, except for the limited representations and covenants of the Sellers under the Purchase Agreement.

The Company anticipates closing the acquisition in August 2023; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of these Facilities is subject to substantial conditions to closing.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2023 is presented as if the acquisition was completed on June 30, 2023. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022, and for the six months ended June 30, 2023 are presented as if the acquisition was completed on November 1, 2022.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022 only includes the operating results of the WC-Indiana Properties Group for the period from November 1, 2022 through December 31, 2022. The operating results of the WC-Indiana Properties Group for the period from January 1, 2022 to October 31, 2022, were excluded because the Facilities were leased to unaffiliated tenants on substantially different terms during this period, including significantly higher rent for the first six months of 2022 and no rent for the period from June 1, 2022 through October 31, 2022.

The following unaudited pro forma condensed consolidated financial information has been prepared to comply with Article 11 of Regulation S-X, as promulgated by the SEC. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and notes thereto presented elsewhere in this prospectus for the six months ended June 30, 2023, and the fiscal year ended December 31, 2022, and the combined statements of revenues and certain expenses for two month period ended December 31, 2022 and six month period ended June 30, 2023 of WC-Indiana Properties Group. The unaudited pro forma balance sheet and statement of operations are not necessarily indicative of what the actual financial position and operating results would have been had the acquisition had occurred on the dates indicated nor are they indicative of future operating results of the Company.

F-1

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(In thousands)

	Strawberry Fields REIT Inc.	Indiana Property Acquisition		Proforma Combined

Assets
Real estate investments, net	$430,030	102,000	(a)	532,030
Cash and cash equivalents	37,600	(24,386)	(b)	13,214
Restricted cash and equivalents	29,500	-		29,500
Straight-line rent receivable, net	24,321	-		24,321
Right of use lease asset	1,675	-		1,675
Goodwill, other intangible assets and lease rights	10,118	-		10,118
Deferred financing expenses	5,650	1,076	(c)	6,726
Notes receivable, net	17,809	6,500	(d)	24,309
Other assets	950	-		950
Total Assets	$557,653	85,190		642,843

Liabilities
Accounts payable and accrued liabilities	$14,666	-		14,666
Bonds, net	102,744	19,190	(e)	121,934
Notes payable and other debt	375,840	66,000	(f)	441,840
Operating lease liability	1,675	-		1,675
Other liabilities	10,636	-		10,636
Total Liabilities	$505,561	85,190		590,751

Equity
Additional paid in capital	5,792	-		5,792
Accumulated other comprehensive income	905	-		905
Retained earnings	1,401	-		1,401
Total Stockholders’ Equity	$8,098	-		8,098
Non-controlling interest	$43,994			43,994
Total Equity	$52,092	-		52,092
Total Liabilities and Equity	$557,653	85,190		642,843

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

F-2

Unaudited Pro Forma Condensed Combined Statements of Income

FOR THE YEAR ENDED DECEMBER 31, 2022

	Strawberry Fields REIT Inc.	WC-Indiana Properties Group		Proforma Adjustments		Proforma Combined

Revenues
Rental revenues	$92,543	2,189	(g)	72	(h)	94,804

Expenses:
Depreciation	$25,530	-		1,051	(i)	26,581
Amortization	3,028	-		-		3,028
General and administrative expenses	6,012	-		-		6,012
Property taxes	13,131	78		72	(h)	13,281
Facility rent expenses	532	-		-		532
Provision for credit losses	(5,636)	-		-		(5,636)
Total expenses	$42,597	78		1,123		43,798
Income from operations	49,946	2,111		(1,051)		51,006

Interest expense, net	$(20,507)	-		(1,226)	(e)(f)	(21,733)
Amortization of deferred financing costs	(504)	-		(49)	(c)	(553)
Mortgage insurance premium	(1,704)	-		-		(1,704)
Total interest expense	$(22,715)	-		(1,275)		(23,990)
Other income (loss):
Other income	120	-		-		120
Foreign currency transaction loss	(10,932)	-		-		(10,932)
Total other income (loss)	(10,812)	-		-		(10,812)
Net income	$16,419	2,111		(2,326)		16,204

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

F-3

Unaudited Pro Forma Condensed Combined Statements of Income

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Strawberry Fields REIT Inc.	WC-Indiana Properties Group		Proforma Adjustments		Proforma Combined

Revenues
Rental revenues	$48,554	6,725	(g)	59	(h)	55,338

Expenses:
Depreciation	$12,461	-		3,154	(i)	15,615
Amortization	1,514	-		-		1,514
Loss on real estate investment impairment	2,451	-		-		2,451
General and administrative expenses	2,413	-		-		2,413
Property taxes	7,435	391		59	(h)	7,885
Facility rent expenses	272	-		-		272
Total expenses	$26,546	391		3,213		30,150
Income from operations	22,008	6,334		(3,154)		25,188

Interest expense, net	$(10,118)	-		(3,678)	(e)(f)	(13,796)
Amortization of deferred financing costs	(253)	-		(146)	(c)	(399)
Mortgage insurance premium	(833)	-		-		(833)
Total interest expense	$(11,204)	-		(3,824)		(15,028)
Other expense	(983)	-		-		(983)
Net income	$9,821	6,334		(6,978)		9,177

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-4

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

On June 8, 2023, Strawberry Fields REIT Inc. (the “Company’) entered into a Purchase Agreement, with multiple sellers with respect to the purchase of 24 healthcare facilities located in Indiana (the “Facilities”). The sellers are not affiliates of the Company. The Company will assign the right to acquire the Facilities to newly organized indirect subsidiaries of Strawberry Fields Realty, LP, the Company’s operating partnership.

The historical financial statements have been adjusted in the pro forma condensed combined financial statements to give effect for (i) transaction accounting adjustments (ii) autonomous entity adjustments and (iii) management’s adjustments, as required.

The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been if the acquisition of the WC-Indiana Properties Group occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Purchase Price Allocation

The Company intends to account for the planned acquisition as an asset acquisition. We will measure the value of the acquired physical assets (land, building and building improvements, site improvements, and furniture fixtures and equipment) by allocating the total cost of the acquisition on a relative fair value basis. The Company expects to allocate the total cost as follows (in thousands):

Land	$4,667
Building and building improvements	79,778
Furniture, fixtures and equipment	17,555
Total purchase price	$102,000

3.	Pro Forma Adjustments

(a)	Represents the adjustment to record the assets to be purchased in the planned acquisition of the Facilities at relative fair value based on the total cost of the acquisition.
(b)	Represents the cash and cash equivalents to be utilized to pay a portion of the purchase price for the Facilities at closing, to fund the $6,500,000 loan to the sellers and to pay related debt issuance costs.
(c)	Represents debt issuance costs of $1,076,000 related to the funding of the acquisition that are deferred and recorded as a reduction of the related debt liability and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method.
(d)	Represents the $6,500,000 loan to be made to the sellers, which will be due and payable 60 days after the closing.
(e)	Represents Series D bonds issued to finance the acquisition. The Series D bonds bear interest at a the rate 9.1% per annum and mature in June 2026.
(f)	Represents the planned borrowing under a new commercial bank mortgage facility to be established by the Company, which will be utilized to fund a portion of the acquisition price. Loans under the facility bear interest at the Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and mature in 5 years from the date of the loans. For purposes of the pro forma statements of operations, the interest rate is assumed to be 8.67%, which is equal to SOFR plus the 3.5% margin on June 30, 2023.
(g)	Represents straight-line monthly income for the period stated. The Company recognizes rental revenue for operating leases on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of a leased asset.
(h)	Represents real estate taxes for the stated period. The Company reports revenues and expenses within our triple-net leased properties for real estate taxes that are escrowed and obligations of the tenants in accordance with their respective leases with us.
(i)	Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated over the expected life of the asset on a straight-line basis. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Building and improvements	7-53 years
Equipment and personal property	1-14 years

F-5